Exhibit 99.1

American Water Names Stacy Mitchell Executive Vice President and General Counsel

CAMDEN, N.J. – JUNE 5, 2024 – American Water (NYSE: AWK), the largest regulated water and wastewater utility company in the U.S., announced today that Stacy A. Mitchell has been named Executive Vice President and General Counsel. Mitchell replaces James H. Gallegos upon his retirement.
"While we wish Jim well as he begins his retirement, we are so pleased to have Stacy in this role," said M. Susan Hardwick, president and CEO of American Water. "With more than 25 years of experience in legal and regulatory work, Stacy is an excellent addition to our executive team. She has deep regulatory, litigation, business planning and strategy development expertise and has successfully led our multi-state regulatory and legal teams."
Mitchell most recently served as American Water's Senior Vice President and Deputy General Counsel, where she led the company's regulatory strategy and the execution of overall companywide legal strategies.
Prior to joining American Water in 2019, Mitchell served as Vice President, Rates and Regulatory Affairs for SJI Utilities in Atlantic City, N.J. She also served in that capacity for SJI’s subsidiary, South Jersey Gas. Before joining SJI, Mitchell worked in private practice where she provided litigation, regulatory, and environmental counsel.
Mitchell serves as a member of the American Water Works Association's Water Utility Council and Council Treasurer.
Mitchell received her bachelor's degree in Science (Environmental Studies) from Stockton College and her Juris Doctor from Rutgers School of Law.
About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

AWK-IR

Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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